Exhibit 99.4

Jefferies

July 26, 2016

The Board of Directors

Cash America International, Inc.

1600 West 7th Street

Fort Worth, TX 76102

Members of the Board:

We hereby consent to the use of our opinion letter dated April 27, 2016 to the Board of Directors of Cash America International, Inc. (“Cash America”), included as Annex C to the joint proxy statement/prospectus which forms a part of this Amendment No. 1 to the Registration Statement on Form S-4 of First Cash Financial Services (“First Cash”), filed on July 26, 2016, relating to the proposed merger of Cash America and First Cash, and to the references to such opinion in such proxy statement/prospectus under the captions: “Summary—Opinion of Cash America’s Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—Cash America’s Reasons for the Merger; Recommendation of the Cash America Board of Directors,” and “The Merger—Opinion of Cash America’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Additionally, such consent does not cover any amendments to the Registration Statement.

Very truly yours,

/s/ Jefferies LLC

JEFFERIES LLC